Exhibit 10.39
10.39 Transportation Lease Agreement, between Shandong Xiangrui and
Shandong Runyin Bio-chemical Co., Ltd.
Party A (Lessor): Shandong Runyin Bio-chemical Co., Ltd.
Party B (Lessee): Shandong Xiangrui
•	General Information
•	Pursuant to the agreement Shandong Runyin Bio-chemical Co., Ltd. rent out vehicles to Shandong Xiangrui.

•	The rent shall be RMB 100 per vehicle and RMB 1 per kilometer for each day. The rent shall be paid once each month.

•	The maintenance, insurance, driver and toll charge shall be on Shandong Runyin Bio-chemical Co., Ltd.’s cost.

•	Shandong Xiangrui shall pay the rent before the 10th of next month.

•	Either party shall not rescind this agreement without counterpart’s consent.
•	Headlines of the articles omitted
•	Dispute Settlement

•	Breach of the Agreement

•	Miscellaneous